Exhibit 99.1

TripAdvisor Reports First Quarter 2015 Financial Results

NEWTON, MA, May 6, 2015 — TripAdvisor, Inc. (NASDAQ: TRIP) today announced financial results for the first quarter ended March 31, 2015.

•	Total revenue increased 29% (approximately 36% on a constant currency basis) to $363 million, compared to $281 million for the first quarter of 2014.
•

GAAP net income was $63 million, or $0.43 per diluted share, compared to $68 million, or $0.47 per diluted share, for the first quarter of 2014. Non-GAAP net income was $80 million, or $0.54 per diluted share, compared to $80 million, or $0.54 per diluted share, for the first quarter of 2014.

•	Adjusted EBITDA increased 4% (approximately 15% on a constant currency basis) to $127 million, compared to $122 million for the first quarter of 2014.
•	Monthly unique visitors grew 31% compared to the first quarter of 2014, reaching 340 million* and TripAdvisor has more than 225 million traveler reviews and opinions around the world.

“This was a great start to the year.  Our financial performance was strong, content and community continues to grow, we are amplifying our ‘Plan, Compare, and Book’ message and we are driving bookings across hotels, attractions, restaurants and vacation rentals,” said Steve Kaufer, President and CEO of TripAdvisor. “These are key components to our long-term growth strategy to help more users around the world plan and book the perfect trip.”

First Quarter 2015 Financial Highlights

Total revenue increased 29% to $363 million, compared to $281 million for the first quarter of 2014. Excluding the impact of year-over-year changes in foreign exchange rates, total revenue would have increased by approximately 36% compared to the first quarter of 2014.

•

Click-based advertising revenue (“CPC revenue”) increased 20% to $249 million, and represented 69% of total revenue, compared to 74% for the first quarter of 2014. Excluding the impact of year-over-year changes in foreign exchange rates, click-based advertising revenue would have increased by approximately 27% compared to the first quarter of 2014.

•	Display-based advertising revenue increased 9% to $35 million, and represented 10% of total revenue, compared to 11% for the first quarter of 2014.
•	Subscription, transaction and other revenue increased 88% to $79 million, and represented 21% of total revenue, compared to 15% for the first quarter of 2014.

North America revenue increased 25% to $182 million, and represented 50% of total revenue, compared to 52% for the first quarter of 2014. Europe, Middle East and Africa revenue increased 33% to $120 million, and represented 33% of total revenue, compared to 32% for the first quarter of 2014. Asia-Pacific revenue increased 20% to $42 million, and represented 12% of total revenue, compared to 12% for the first quarter of 2014. Latin America revenue increased 90% to $19 million, and represented 5% of total revenue, compared to 4% for the first quarter of 2014. International revenue (total revenue excluding-U.S. revenue) was 53% of total revenue during the first quarter of 2015, compared to 51% for the first quarter of 2014.

GAAP net income was $63 million, or $0.43 per diluted share, compared to GAAP net income of $68 million, or $0.47 per diluted share, for the first quarter of 2014. Non-GAAP net income for the first quarter of 2015 was $80 million, or $0.54 per diluted share, compared to non-GAAP net income of $80 million, or $0.54 per diluted share, for the first quarter of 2014.

Adjusted EBITDA increased 4% to $127 million, for an Adjusted EBITDA margin of 35%, compared to Adjusted EBITDA of $122 million and Adjusted EBITDA margin of 43% for the first quarter of 2014. Excluding the impact of year-over-year changes in foreign exchange rates, Adjusted EBITDA would have increased by approximately 15% compared to the first quarter of 2014. In addition to currency impacts, EBITDA results were impacted by the timing of investments in offline advertising, costs which were not incurred in the first quarter of 2014.

Cash flow from operating activities for the first quarter 2015 was $99 million, a decrease of $10 million, or 9%, year-over-year.

As of March 31, 2015, cash and cash equivalents and short and long term marketable securities were $642 million, up $48 million since December 31, 2014.

As of March 31, 2015, TripAdvisor had approximately 2,900 employees, up from 2,100 at March 31, 2014 and 2,800 employees at December 31, 2014.

Segment information

Hotel segment revenue increased 20% to $320 million, and represented 88% of total revenue. Hotel segment Adjusted EBITDA increased 6% to $132 million, for an Adjusted EBITDA margin of 41%. Other segment revenue increased 187% to $43 million, and represented 12% of total revenue. Growth in our Other segment revenue was driven primarily by acquisitions in our attractions and restaurants businesses. Other segment Adjusted EBITDA was negative $5 million for the first quarter of 2015, and Adjusted EBITDA margin was negative 12%.

In our earnings release and the related conference call or webcast, we may use or discuss such items as: non-GAAP net income, non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, certain non-GAAP operating expenses, free cash flow, non-GAAP revenue before effects of foreign exchange and non-GAAP CPC revenue before effects of foreign exchange, which are defined as non-GAAP financial measures by the U.S. Securities and Exchange Commission, or SEC. Please refer to “Non-GAAP Financial Measures” section for definitions of these non-GAAP financial measures as well as the financial schedules attached to this press release for reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

First Quarter 2015 Operational Highlights

●	Community: TripAdvisor averaged 340 million monthly unique visitors for an increase of 31% year-over-year.
●

Content & Listings: TripAdvisor has 225 million reviews and opinions on 4.9 million places to stay, places to eat and things to do – including 950,000 hotels and accommodations and 700,000 vacation rentals, 2.7 million restaurants and 530,000 attractions in 150,000 destinations throughout the world.

●

Mobile: TripAdvisor reached 190 million mobile app downloads, including 170 million downloads of the core TripAdvisor app. TripAdvisor also recently announced the launch of the TripAdvisor Apple Watch app which leverages the Apple Watch’s “Glances” feature to provide quick access to TripAdvisor traveler reviews, ratings and photos of hotels, restaurants and attractions with a quick swipe up on the watch face.

●

Hotels: TripAdvisor officially launched its Instant Booking feature for independent hotels on its TripConnect platform.  TripAdvisor is working with more than 70 connectivity partners to provide users with more hotel booking options on TripAdvisor.

●

Attractions: TripAdvisor’s tours and attractions brand, Viator, officially launched its new tours and activities Marketplace. Marketplace will enable more tours and attractions operators to list their products on Viator and TripAdvisor sites and get access to TripAdvisor’s global audience.

●

Restaurants: TripAdvisor added Portugal-based BestTables to its growing restaurant platform, TheFork. TripAdvisor now helps users book restaurants in Belgium, Brazil, Denmark, France, Italy, Portugal, Spain, Sweden, Switzerland, Turkey, and the Netherlands.

Conference Call

TripAdvisor will host a conference call today, May 6, 2015 at 4:30 p.m., Eastern Time, to discuss TripAdvisor’s first quarter 2015 operating results, as well as other forward-looking information about TripAdvisor’s business. Domestic callers may access the earnings conference call by dialing (877) 224-9081 (International callers, dial (224) 357-2223). Investors and other interested parties may also go to the Investor Relations section of TripAdvisor’s website at http://ir.tripadvisor.com/events.cfm for a live webcast of the conference call. Please access the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the conference call will be available on TripAdvisor’s website noted above or by phone (dial (855) 859-2056 and enter the passcode 8334464) until May 13, 2015 and the webcast will be accessible at http://ir.tripadvisor.com/events.cfm for at least twelve months following the conference call.

About TripAdvisor
TripAdvisor® is the world's largest travel site**, enabling travelers to plan and book the perfect trip. TripAdvisor offers trusted advice from real travelers and a wide variety of travel choices and planning features with seamless links to booking tools that check hundreds of websites to find the best hotel prices. TripAdvisor branded sites make up the largest travel community in the world, reaching 340 million unique monthly visitors, and more than 225 million reviews and opinions covering 4.9 million accommodations, restaurants and attractions. The sites operate in 45 countries worldwide. TripAdvisor also includes TripAdvisor for Business, a dedicated division that provides the tourism industry access to millions of monthly TripAdvisor visitors.

TripAdvisor, Inc. (NASDAQ: TRIP) manages and operates websites under 24 other travel media brands: www.airfarewatchdog.com, www.bookingbuddy.com, www.cruisecritic.com, www.everytrail.com, www.familyvacationcritic.com, www.flipkey.com, www.thefork.com (including www.lafourchette.com, www.eltenedor.com, www.iens.nl and www.besttables.com), www.gateguru.com, www.holidaylettings.co.uk, www.holidaywatchdog.com, www.independenttraveler.com, www.jetsetter.com, www.niumba.com, www.onetime.com, www.oyster.com, www.seatguru.com, www.smartertravel.com, www.tingo.com, www.travelpod.com, www.tripbod.com, www.vacationhomerentals.com, www.viator.com, www.virtualtourist.com, and www.kuxun.cn.

* Source: Google Analytics, average monthly unique users, Q1 2015

** Source: comScore Media Metrix for TripAdvisor Sites, worldwide, December 2014

© 2015 TripAdvisor, Inc. All rights reserved.

TripAdvisor, Inc.

SELECTED FINANCIAL INFORMATION

Consolidated Statements of Operations

(in millions, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Revenue	$363	$288	$281

Costs and expenses:
Cost of revenue	13	12	8
Selling and marketing (1)	157	115	101
Technology and content (1)	49	46	38
General and administrative (1)	33	34	26
Depreciation	14	14	10
Amortization of intangible assets	7	7	2
Total costs and expenses:	273	228	185
Operating income	90	60	96
Total other expense, net	(4)	(5)	(2)
Income before income taxes	86	55	94
Provision for income taxes	(23)	(19)	(26)
Net income	$63	$36	$68

Earnings per share attributable to common stockholders:
Basic	$0.44	$0.25	$0.48
Diluted	$0.43	$0.25	$0.47

Weighted average common shares outstanding:
Basic	143	143	142
Diluted	146	146	146

(1) Includes stock-based compensation expense as follows:

Selling and marketing	$4	$3	$3
Technology and content	$6	$8	$6
General and administrative	$6	$6	$5

TripAdvisor, Inc.

Consolidated Balance Sheets

(in millions, except number of shares and per share amounts)

(Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$505	$455
Short-term marketable securities	118	108
Accounts receivable, net of allowance for doubtful accounts of $7 and $7 at March 31, 2015 and December 31, 2014, respectively	229	151
Prepaid expenses and other current assets	42	33
Total current assets	894	747
Long-term marketable securities	19	31
Property and equipment, net	226	195
Other long-term assets	39	38
Intangible assets, net	196	214
Goodwill	720	734
TOTAL ASSETS	$2,094	$1,959

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26	$19
Deferred merchant payables	148	93
Deferred revenue	77	57
Credit facility borrowings	40	38
Borrowings, current	40	40
Taxes payable	6	20
Accrued expenses and other current liabilities	115	114
Total current liabilities	452	381
Deferred income taxes, net	39	39
Other long-term liabilities	174	154
Borrowings, net of current portion	250	260
Total Liabilities	915	834

Stockholders’ equity:
Preferred stock, $0.001 par value
Authorized shares: 100,000,000	-	-
Shares issued and outstanding: 0 and 0
Common stock, $0.001 par value	-	-
Authorized shares: 1,600,000,000
Shares issued: 132,898,365 and 132,315,465
Shares outstanding: 130,704,192 and 130,121,292
Class B common stock, $0.001 par value	-	-
Authorized shares: 400,000,000
Shares issued and outstanding: 12,799,999 and 12,799,999
Additional paid-in capital	692	673
Retained earnings	691	628
Accumulated other comprehensive loss	(59)	(31)
Treasury stock-common stock, at cost, 2,194,173 and 2,194,173 shares, March 31, 2015 and December 31, 2014, respectively	(145)	(145)
Total Stockholders’ Equity	1,179	1,125
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,094	$1,959

TripAdvisor, Inc.

Consolidated Statements of Cash Flows

(in millions)

(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Operating activities:
Net income	$63	$36	$68
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including amortization of internal-use software and website development	14	14	10
Stock-based compensation expense	16	17	14
Amortization of intangible assets	7	7	2
Deferred tax expense (benefit)	3	(9)	1
Excess tax benefits from stock-based compensation	(7)	-	(11)
Other, net	2	5	2
Changes in operating assets and liabilities, net of effects from acquisitions	1	(8)	23
Net cash provided by operating activities	99	62	109

Investing activities:
Acquisitions, net of cash acquired	(5)	(47)	-
Capital expenditures, including internal-use software and website development	(31)	(26)	(20)
Purchases of marketable securities	(32)	(32)	(203)
Sales of marketable securities	25	11	52
Maturities of marketable securities	9	5	44
Net cash used in investing activities	(34)	(89)	(127)

Financing activities:
Proceeds from credit facilities	2	2	5
Payments to credit facilities	-	-	(3)
Principal payments on long-term debt	(10)	(10)	(10)
Proceeds from exercise of stock options	8	1	2
Payment of minimum withholding taxes on net share settlements of equity awards	(13)	(1)	(18)
Excess tax benefits from stock-based compensation	7	-	11
Other, net	3	2	(1)
Net cash used in financing activities	(3)	(6)	(14)
Effect of exchange rate changes on cash and cash equivalents	(12)	(3)	-
Net increase (decrease) in cash and cash equivalents	50	(36)	(32)
Cash and cash equivalents at beginning of period	455	491	351
Cash and cash equivalents at end of period	$505	$455	$319

TripAdvisor, Inc.

Segment Information

(in millions)

(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014	Q / Q Growth	Y / Y Growth
REVENUE:
Hotel	$320	$251	$266	27%	20%
Other	43	37	15	16%	187%
Total revenue	$363	$288	$281	26%	29%
Adjusted EBITDA (1):
Hotel	$132	$100	$124	32%	6%
Other	(5)	(2)	(2)	(150)%	(150)%
Total Adjusted EBITDA	$127	$98	$122	30%	4%
Adjusted EBITDA Margin (1):
Hotel	41%	40%	47%
Other	(12)%	(5)%	(13)%

(1)	See definitions and discussion of Adjusted EBITDA and Adjusted EBITDA margin below in our non-GAAP measures discussion.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in GAAP in our press release and related conference call or webcast, we also report certain non-GAAP financial measures. A “non-GAAP financial measure” refers to a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in such company’s financial statements. We use the following non-GAAP measures: non-GAAP selling and marketing expense, non-GAAP technology and content expense, non-GAAP general and administrative expense, non-GAAP net income, non-GAAP diluted shares, non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, non-GAAP revenue before effects of foreign exchange, non-GAAP CPC revenue before effects of foreign exchange and Adjusted EBITDA before effects of foreign exchange.

The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP and should not be considered measures of TripAdvisor’s liquidity. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of certain items, as defined in our non-GAAP definitions below, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be different from non-GAAP financial measures used by other companies, even where similarly titled, limiting their usefulness for comparison purposes and therefore should not be used to compare TripAdvisor’s performance to that of other companies. We endeavor to compensate for the limitation of the non-GAAP financial measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP financial measures.

We believe these non-GAAP financial measures provide investors and analysts with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business.

We define our non-GAAP financial measures as below:

TripAdvisor defines “non-GAAP Selling and Marketing”, “non-GAAP Technology and Content” and “non-GAAP General and Administrative” expenses as GAAP Selling and Marketing, GAAP Technology and Content and GAAP General and Administrative expenses, respectively, before stock-based compensation expense.

TripAdvisor defines “non-GAAP net income” as net income before expenses related to stock-based compensation and amortization of intangible assets and non-recurring expenses, net of related tax effects.

TripAdvisor defines “non-GAAP net income per diluted share” as non-GAAP net income divided by non-GAAP diluted shares, which includes dilution from options per the treasury stock method and includes all weighted average shares relating to RSUs in shares outstanding for Non-GAAP net income per diluted share.

TripAdvisor defines “Adjusted EBITDA” as net income (loss) plus: (1) provision for income taxes; (2) other income (expense), net; (3) depreciation of property and equipment, including amortization of internal use software and website development; (4) amortization of intangible assets; (5) stock-based compensation and other stock-settled obligations; (6) goodwill, long-lived assets and intangible asset impairments; and (7)  non-recurring expenses. Adjusted EBITDA is the primary metric by which management evaluates the performance of its business and on which internal budgets are based. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis. We believe that by excluding certain non-cash expenses, such as stock-based compensation, stock-settled obligations, asset impairments, and non-recurring expenses, Adjusted EBITDA corresponds more closely to the cash that operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

TripAdvisor defines “Adjusted EBITDA margin” as Adjusted EBITDA as a percentage of revenue.

TripAdvisor defines “free cash flow” as net cash provided by operating activities less capital expenditures, which are purchases of property and equipment, including capitalization of internal-use software development costs. We believe this financial measure can provide useful supplemental information to help investors better understand underlying trends in our business.

TripAdvisor calculates our foreign exchange effect of revenue or, “non-GAAP revenue before effects of foreign exchange” and “non-GAAP CPC revenue before effects of foreign exchange” on a constant currency basis, by excluding the effects of foreign exchange on revenue by translating actual revenue for the current year three months ended using the prior year's quarterly average exchange rates for our settlement currencies other than the U.S. dollar. We believe this is a useful metric that facilitates comparison to our historical performance.

TripAdvisor calculates our foreign exchange effect of Adjusted EBITDA or, “Adjusted EBITDA before effects of foreign exchange,” on a constant currency basis, by excluding the effects of foreign exchange by translating all amounts included in Adjusted EBITDA for the current year three months ended using the prior year's quarterly average exchange rates for our settlement currencies other than the U.S. dollar. We believe this is a useful metric that facilitates comparison to our historical performance.

Pursuant to the requirements of Regulation G, we present reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure below.

TripAdvisor, Inc.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in millions, except share amounts which are reflected in thousands and per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014

Non-GAAP operating expenses:
GAAP Selling and marketing	$157	$115	$101
Subtract: Stock-based compensation expense	4	3	3
Non-GAAP Selling and marketing	$153	$112	$98

GAAP Technology and content	$49	$46	$38
Subtract: Stock-based compensation expense	6	8	6
Non-GAAP Technology and content	$43	$38	$32

GAAP General and administrative	$33	$34	$26
Subtract: Stock-based compensation expense	6	6	5
Non-GAAP General and administrative	$27	$28	$21

Non-GAAP net income and net income per share:
GAAP net income	$63	$36	$68
Add: Stock based compensation expense	16	17	14
Add: Amortization of intangible assets	7	7	2
Subtract: Income tax effect of Non-GAAP adjustments (1)	6	8	4
Non-GAAP net income	$80	$52	$80

GAAP diluted shares	145,872	145,680	145,665
Add: Additional restricted stock units	1,196	1,107	847
Non-GAAP diluted shares	147,068	146,787	146,512

GAAP net income per diluted share	$0.43	$0.25	$0.47
Non-GAAP net income per diluted share	0.54	0.35	0.54

Adjusted EBITDA:
Net Income	$63	$36	$68
Add: Provision for income taxes	23	19	26
Add: Other expense, net	4	5	2
Add: Depreciation and amortization of intangible assets	21	21	12
Add: Stock-based compensation	16	17	14
Adjusted EBITDA	$127	$98	$122

Divide by:
Revenue	$363	$288	$281
Adjusted EBITDA margin	35%	34%	43%

Free Cash Flow:
Net cash provided by operating activities	$99	$62	$109
Subtract: Capital expenditures	31	26	20
Free cash flow	$68	$36	$89

Revenue Before Effects of Foreign Exchange:
Total Revenue	$363	$288	$281
Effects of foreign exchange	18	6	(3)
Non-GAAP revenue before effects of foreign exchange	$381	$294	$278

CPC Revenue Before Effects of Foreign Exchange:
CPC revenue	$249	$181	$207
Effects of foreign exchange	14	5	(2)
Non-GAAP CPC revenue before effects of foreign exchange	$263	$186	$205

Adjusted EBITDA Before Effects of Foreign Exchange:
Adjusted EBITDA	$127	$98	$122
Effects of foreign exchange	13	5	(2)
Adjusted EBITDA before effects of foreign exchange	$140	$103	$120

(1)	Represents the reduction in the income tax benefit recorded for all periods presented based on our effective tax rate, adjusted for non-GAAP items.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to TripAdvisor’s future financial performance on both a GAAP and non-GAAP basis, and the Company’s prospects as a comprehensive destination for hotels, attractions, and restaurants, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by our chief executive officer with respect to growth objectives, strategic investments, and statements regarding management’s plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in TripAdvisor’s filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, TripAdvisor’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. TripAdvisor is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investors

(617) 795.7848

ir@tripadvisor.com

Media

(617) 670.6575

uspr@tripadvisor.com